EXHIBIT 99.1

Behringer Harvard Acquires Luxury High-Rise Multifamily
Community Near Denver’s Central Business District

DALLAS, January 25, 2010 — Behringer Harvard announced today its acquisition of 4550 Cherry Creek, a 24-story high-rise multifamily community providing 288 apartment homes at 4550 Cherry Creek South Drive in Denver, Colorado. The community is located midway between the metro’s two largest employment centers (downtown Denver and Denver Tech Center) on a site approximately four miles southeast of the central business district and 30 minutes from Denver International Airport.

“4550 Cherry Creek is a luxury high-rise multifamily community near the key employment centers of a major metropolis that is one of America’s most livable cities,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “In spite of the recession, Denver has experienced low unemployment and strong population growth when compared to U.S. averages. We believe this acquisition represents a quintessential buying opportunity that will provide exceptional value over our anticipated holding period.”

4550 Cherry Creek features an elegant porte-cochere entrance, top-floor penthouse suites, and spectacular views from most floors of both the downtown Denver skyline and the front range of the Rocky Mountains. Common-area amenities include a resort-style pool and spa, a community kitchen offering cooking classes, a private dining room and wine room, a massage therapy room, a state-of-the-art fitness center, a business center, and a conference room. The community offers apartment homes ranging in size from 938 to 1,881 square feet with one, two or three bedrooms and baths. Interior finishes include fireplaces, 10-foot coffered ceilings with crown molding and hardwood floors or Berber-style carpets. The baths include Italian-style tile and granite countertops, and the gourmet kitchens feature granite countertops, custom cabinetry, slate floors, black-on-black appliances, wall ovens with separate cooktops and side-by-side refrigerators with in-door water and ice. The apartments also include private terraces and full-size washers and dryers.

The Cherry Creek neighborhood is comprised of exclusive residences, high-rise office buildings, upscale condominiums and townhomes. The 26-block district also offers a dynamic cultural and entertainment center with 35 art galleries, 50 restaurants, and 500 high-end retail shops including Cherry Creek Shopping Center, Cherry Creek North Shopping Center and Clayton Lake Retail Center. The Denver Regional Transportation District’s light rail system serves the area, and Orchard Station is only five miles from 4550 Cherry Creek. The outdoor enthusiasts among the community’s residents also enjoy direct access to jogging, biking and nature trails. The Cherry Creek Bike Path, a scenic 10-mile route that stretches from downtown Denver to the Cherry Creek Reservoir, is adjacent to 4550 Cherry Creek.

The Denver metropolis is home to 11 Fortune 500 companies and more than 2.5 million residents. Apartment values in this metro are expected to outperform during the recovery, according to Property and Portfolio Research (PPR). Moreover, PPR expects overall job growth in the metro to average 3 percent from 2011 to 2013, outpacing the U.S. average. The Cherry

Creek area is located in Arapahoe County, one of the most populous counties in Colorado, which is expected to benefit during the recovery from growth driven by the presence of Denver Tech Center and other major office centers, according to PPR.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 22 multifamily communities in 11 states providing a total of 6,165 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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